  As filed with the Securities and Exchange Commission on February _____, 2003
                                                               Registration No.
================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                              US-SINO GATEWAY, INC.
             (Exact Name of Registrant as Specified in Its Charter)

     California                                                  95-4874911
(State or Other Jurisdiction of (Primary Standard Industrial  (I.R.S. Employer
Incorporation or Organization)   Classification Code Number) Identification No.)

                         1215 W. Imperial Hwy, Suite 222
                             Brea, California 92821
                            Telephone: (714) 680-8308
               (Address, Including Zip Code, and Telephone Number,
        Including Area Code, of Registrant's Principal Executive Offices)

                                Dr. William Ting
                             Chief Executive Officer
                              US-Sino Gateway, Inc.
                         1215 W. Imperial Hwy, Suite 222
                             Brea, California 92821
                            Telephone: (714) 680-8308
 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                              of Agent for Service)

                          Copies of communications to:
                              MARY ANN SAPONE, ESQ.
                           Pollet, Richardson & Patel
                       10900 Wilshire Boulevard, Suite 500
                          Los Angeles, California 90024
                            Telephone: (310) 208-1182
                           Telecopier: (310) 208-1154

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.
If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. |X|
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|
If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|
If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_| If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. |_|

                         CALCULATION OF REGISTRATION FEE
==================================================================================================================
                                                          Proposed            Proposed
                                                           maximum            maximum
          Title of each class of            Amount to be   offering price      aggregate           Amount of
       Securities to be registered           Registered   per unit           offering price     registration fee
                                                                                 (1)
 ----------------------------------------------------------------------------------------------------------------
 Common stock, no par value                 5,000,033          $0.11        $550,000.63           $50.60

-----------------------------------------------------------------------------------------------------------------
Common stock, no par value, issuable upon
conversion of Series A Preferred Stock      2,000,000          $0.90         $1,800,000           $165.60
=================================================================================================================

(1)......Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.

     The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information that is different. This prospectus may be used only where it is legal to sell these securities. Information may have changed since that date.

                                     [LOGO]

                              US-SINO GATEWAY, INC.

                        7,000,033 Shares of Common Stock

     This prospectus covers the resale by selling shareholders of up to 7,000,033 shares of our common stock, no par value. The selling shareholders are offering 5,000,033 shares of common stock and 2,000,000 shares of common stock underlying our Series A. Preferred Stock.

     The selling shareholders will sell at a price of $0.11 per share until our shares are quoted on the OTC Bulletin Board, and thereafter at prevailing market prices or privately negotiated prices. We will not receive any of the proceeds from the sale of the shares sold by the selling shareholders.

     The common stock of US-Sino Gateway, Inc. is not currently listed on any securities exchange.

     An investment in our securities involves a high degree of risk. You should purchase our securities only if you can afford a complete loss of your investment. See "Risk Factors" beginning at page 3.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

               The date of this prospectus is February_____, 2003.

                              US-SINO GATEWAY, INC.
                                Table of Contents
                                                                        Page No.

Prospectus Summary                                                         1

Risk Factors                                                               3

Forward Looking Statements                                                 9

Determination of Offering Price                                            9

Selling Shareholders                                                      10

Plan of Distribution                                                      10

Legal Proceedings                                                         10

Directors, Executive Officers, Promoters and Control Persons              10

Security Ownership of Certain Beneficial Owners and Management            11

Description of Securities to be Registered                                11

Disclosure of Commission Position on Indemnification for
        Securities Act Liabilities                                        12

Our Business                                                              13

Description of Property                                                   17

Plan of Operation                                                         17

Certain Transactions                                                      17

Market for Common Equity and Related Shareholder Matters                  18

Executive Compensation                                                    19

Financial Statements                                                     F-1

                               PROSPECTUS SUMMARY

THIS SUMMARY HIGHLIGHTS IMPORTANT INFORMATION ABOUT OUR BUSINESS AND ABOUT THIS OFFERING. BECAUSE IT IS A SUMMARY, IT DOES NOT CONTAIN ALL THE INFORMATION YOU SHOULD CONSIDER BEFORE INVESTING IN OUR SECURITIES. PLEASE READ THE ENTIRE PROSPECTUS.


                              US-SINO GATEWAY, INC.

     We are an information technology outsourcer. Our mission is to reduce information technology costs and improve project management for our customers. We do this by outsourcing labor intensive projects to the less expensive Chinese market and by providing project management in the United States. Our contracts may be on either a time and materials or on a fixed bid basis.


                                HOW TO CONTACT US

     We maintain our principal offices at 1215 W. Imperial Highway, Suite 222, Brea, California 92821. Our telephone number at that address is (714) 680-8308 and our facsimile number is (714) 860-1789.


                                  THE OFFERING

     The number of shares of common stock outstanding prior to this offering is 14,550,033. This number does not include 2,000,000 shares of common stock that we are registering which may be issued upon conversion of 2,000,000 shares of Series A Preferred Stock, nor does it include 2,500,000 shares of common stock we have reserved for issuance pursuant to the US-Sino Gateway, Inc. 2003 Equity Incentive Plan.

     We are registering 7,000,033 shares of our common stock for sale by the selling shareholders who are identified in the section of this prospectus entitled "Selling Shareholders". The selling shareholders acquired our common stock and our Series A Preferred Stock from us prior to this offering.

     After this offering, we will have 14,550,033 shares of common stock and 2,000,000 shares of Series A Preferred Stock outstanding. Of these amounts, 5,000,033 shares will be freely tradable shares of common stock and an additional 2,000,000 shares of common stock will be freely tradable upon conversion of the shares of Series A Preferred Stock.



                        SUMMARY OF FINANCIAL INFORMATION

    -------------------------------------------------------------------------------------------------------------
                                                                       For the Period From     For the Period From
                                                For the Year Ended        July 27, 2001         July 27, 2001
                                                  December 31,           (Inception) to         (Inception) to
                                                       2002              December 31, 2002      December 31, 2001
    -------------------------------------------------------------------------------------------------------------

    Revenue                                     $       20,712           $          --         $       20,712
    -------------------------------------------------------------------------------------------------------------
    Cost of goods sold                                  18,000                      --                 18,000
                                                        ------                      --                 ------
    -------------------------------------------------------------------------------------------------------------
    Gross profit                                         2,712                      --                  2,712
    -------------------------------------------------------------------------------------------------------------
    Operating expenses                                 475,416                  15,900                491,316
                                                       -------                  ------                -------
    -------------------------------------------------------------------------------------------------------------
    Loss from operations before provision
     for income taxes                                 (472,704)                (15,900)              (488,604)
    -------------------------------------------------------------------------------------------------------------
    Provision for income taxes                             800                     800                  1,600
                                                           ---                     ---                  -----
    -------------------------------------------------------------------------------------------------------------
    Net loss                                   $      (473,504)         $      (16,700)       $      (490,204)
                                                 ================         ===============       ================
    -------------------------------------------------------------------------------------------------------------
    NET LOSS PER COMMON SHARE
    -------------------------------------------------------------------------------------------------------------
    Basic and diluted loss per share           $        (0.05)         $        (0.01)        $        (0.06)
                                                  ===============         ===============        ===============
    --------------------------------------------------------------------------------------------------------------
    Weighted average number of common
      shares outstanding                             10,550,000               2,776,316              8,264,507
                                                  ===============         ===============        ================
    --------------------------------------------------------------------------------------------------------------

                                  RISK FACTORS

AN INVESTMENT IN OUR SECURITIES IS VERY SPECULATIVE AND INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS, ALONG WITH THE OTHER MATTERS REFERRED TO IN THIS PROSPECTUS, BEFORE YOU DECIDE TO BUY OUR SECURITIES. IF YOU DECIDE TO BUY OUR SECURITIES, YOU SHOULD BE ABLE TO AFFORD A COMPLETE LOSS OF YOUR INVESTMENT.

RISKS ASSOCIATED WITH OUR BUSINESS

WE ARE A RECENTLY FORMED COMPANY WITH VERY LITTLE OPERATING HISTORY, THEREFORE YOU HAVE NO BASIS ON WHICH TO DETERMINE IF OUR BUSINESS CAN BE SUCCESSFUL.

     We were incorporated on July 27, 2001. We have a very short history of operations, and we only began providing our services in October 2002. We are not certain that our services will generate significant revenues. As of December 31, 2002 we had earned approximately $20,712 in revenues and we had a net loss of $473,504. Because we have a short operating history, you will have no basis upon which to accurately forecast our future operations, including sales, or to judge our ability to develop our business. If you purchase our securities, you may lose your entire investment.

OURS  IS  A  DEVELOPMENT  STAGE  COMPANY  AND WE MAY NOT BE ABLE TO SUCCESSFULLY
RESPOND  TO  CHANGING  EXTERNAL  FACTORS.

     Our business is subject to all of the risks faced by development stage companies. Development stage companies must respond to external factors, such as pricing pressures, changes in the regulatory environment or rapid technological changes, without the resources, infrastructure, and broader business base of more established companies. Development stage companies must be able to respond to these risks while simultaneously developing systems, adding personnel, and entering new markets. As a result, these risks can have a much greater effect on development stage companies. If we do not address these risks successfully, our business, operating results, and financial condition could be materially adversely affected.

OUR BUSINESS MODEL IS UNPROVEN, THEREFORE WE CANNOT ASSURE YOU THAT WE WILL BE SUCCESSFUL.

     Our current business model depends on generating revenue by making available to U.S. businesses in need of information technology development and maintenance, high quality, low cost, Chinese-based information technology technicians and by providing management assistance with information technology projects, as requested. To our knowledge, no other company is dedicated to mobilizing and managing a large force of information technology professionals based in China and providing their services to U.S. companies.

     We are uncertain that U.S. businesses will seek out information technology professionals from China. Typically, if a U.S. company wants to outsource an information technology project, it does so using resources available in Russia, India or Pakistan. While China has been identified in the information technology marketplace as having a large number of information technology technicians and professionals available, we are not certain that U.S. companies that have not done business in China will have enough confidence in the political stability of China to use China's resources. To our knowledge, the only U.S. companies that have begun to develop relationships or to establish branches in China for the purpose of obtaining information technology services are Microsoft, Motorola, General Electric and IBM. Otherwise, to our knowledge, there has been no significant attempt by U.S. businesses to access this market.

     Our revenue model and profit potential are unproven. We cannot assure you that our business plan will be successful or that we will achieve or maintain profitability. If our business model is not successful, we may not become profitable and your investment could become worthless.

THE SUCCESS OF OUR BUSINESS REQUIRES CONTINUED FUNDING FROM A MAJOR SHAREHOLDER. IF OUR SHAREHOLDER DECIDES NOT TO CONTINUE TO COMMIT THE FUNDS TO US FOR THE NEXT SEVERAL MONTHS, YOU COULD LOSE YOUR ENTIRE INVESTMENT.

     Our ability to develop our business depends upon our receipt of approximately $1,800,000 in funding from a major shareholder. In January 2003 we entered into an oral agreement with Solana Venture Group, L.P. pursuant to which Solana Venture Group, L.P. agreed to purchase 2,000,000 shares of our Series A Preferred Stock, which is convertible into our common stock, for the price of $0.90 per share. This agreement was memorialized in a written Series A Preferred Stock Purchase Agreement dated February 14, 2003. Pursuant to the terms of the Series A Preferred Stock Purchase Agreement, Solana Venture Group, L.P. has agreed to pay us $100,000 per month in order to purchase 111,112 shares of our Series A Preferred Stock until the entire purchase price is paid or until our common stock is traded on the OTC bulletin board, at which time Solana Venture Group, L.P. will have a period of 45 business days to complete the purchase of the Series A Preferred Stock. If this funding is not received as scheduled, it is unlikely that we could continue our business, in which case you would lose your entire investment.

THE SUCCESS OF OUR BUSINESS REQUIRES ACCEPTANCE OF OUR SERVICES IN THE MARKETPLACE. IF A DEMAND FOR OUR SERVICES DOES NOT DEVELOP, OUR BUSINESS WILL BE UNSUCCESSFUL AND YOU MAY LOSE YOUR ENTIRE INVESTMENT.

     Our ability to grow and sustain our business is dependent upon our ability to gain significant acceptance of our services in the marketplace. Without significant marketplace acceptance, we will not be able to achieve and sustain profitable operations.

WE ARE SUBJECT TO THE RISKS AND UNCERTAINTIES INHERENT IN NEW BUSINESSES.

     We are subject to the risks and uncertainties inherent in new businesses, including the following:

o Our projected capital needs may be inaccurate, and we may not have enough money to develop our business and bring our services to market;

o We may experience unanticipated development or marketing expenses, which may make it more difficult to develop our business and bring our services to market;

o Even if we are able to develop our services and bring them to market, we may not earn enough revenues from the sales of our services to cover the costs of operating our business.

     If we are unsuccessful in our efforts to develop our business and if the services we will provide do not produce revenues as we project, we are not likely to ever become profitable and we may be required to curtail some or all of our operations.

WE WILL CONTINUE TO NEED MONEY TO FUND FUTURE OPERATIONS, AND WE ARE NOT SURE WE CAN OBTAIN ADDITIONAL FINANCING.

     Until we are able to generate significant revenues from the sale of our services, we will require financing for our operations. To the extent that we need more money than has been committed to us, we cannot assure you that funds will be available to us on favorable terms, or at all. To the extent that additional money is raised through the sale of our securities, the issuance of those securities could result in dilution to our shareholders. Unavailability of funds could have a material adverse effect on our ability to continue our operations.

WE ARE DEPENDENT FOR OUR SUCCESS ON A FEW EMPLOYEES. THE LOSS OF ONE OR MORE OF THESE EMPLOYEES COULD HAVE AN ADVERSE EFFECT ON OUR OPERATIONS.

     Our future success will depend, to a significant degree, on the continued services of our President and Chief Executive Officer, Dr. William Ting and the General Manager of our China operations, John Wang (Jingye Wang) and on our ability to attract, motivate and retain highly qualified and talented personnel. We do not have, and currently we do not intend to acquire, key-man life insurance on the lives of Dr. Ting and Mr. Wang. The loss of services of either of these individuals would have a material adverse effect on our business and operations.

OUR INDUSTRY IS INTENSELY COMPETITIVE. WE CANNOT GUARANTEE YOU THAT WE CAN COMPETE SUCCESSFULLY.

     Our business is highly competitive and, in general, has low barriers to entry. We compete for potential customers with other providers of outsourcing services, systems integrators, computer systems consultants, other providers of information technology staffing services and temporary personnel agencies. Many of our current and potential competitors have longer operating histories, significantly greater financial and marketing resources, greater name recognition and a larger base of information technology professionals and customers than we have. Many of these competitors may be able to respond more quickly to customer requirements and devote greater resources to marketing their services than we can.

     Due to the economic slowdown of the last few years, there has been a slowdown in the rate of innovation in the software, hardware and networking industries as well as a general reduction in demand for personnel with expertise in the hardware, software or networking technologies. As a result of this slowdown there is less demand for the services we provide, resulting in increased competition for available projects. Increased competition could require us to reduce prices, which may result in reduced margins. This could materially and adversely affect our business, operating results and financial condition.

     Our customer base may also decide to hire permanent employees, rather than use our contract services, if they believe that hiring permanent employees could be more cost effective. If that were to happen, it would negatively impact our business, operating results and financial condition.

     We cannot assure you that we will be able to compete successfully against current and future competitors or that the competitive pressures we face will not have a material adverse effect on our business, operating results and financial condition.

OUR BUSINESS, OPERATING RESULTS AND FINANCIAL CONDITION COULD BE NEGATIVELY IMPACTED IF DEMAND FOR OUR SERVICES IS LESS THAN WE ANTICIPATE OR IF WE FAIL TO HIRE QUALIFIED EMPLOYEES.

     Our growth depends on our ability to successfully develop our business. This development is dependent on a number of factors, including our ability to:

o    recruit and maintain a base of qualified IT professionals;

o    initiate, develop and sustain corporate customer relationships;

o attract, hire, integrate and retain qualified sales and sales support employees; and

o    accurately assess the demands of the market.

     Demand for our services might be less than we anticipate. If demand for our services does not meet or exceed our forecasts, your investment would be negatively impacted.

WE COULD BECOME INVOLVED IN LITIGATION WITH OUR CUSTOMERS AND IT PROFESSIONALS REGARDING INTELLECTUAL PROPERTY OWNERSHIP OR PERFORMANCE OF OUR SERVICES.

     We are exposed to liability with respect to the services our information technology professionals perform while on assignment, such as damages caused by errors of information technology professionals, misuse of client proprietary information or theft of client property. We may be required to indemnify our customers from these damages. Currently, we do not have insurance coverage to protect us from this liability.

     We generally assign intellectual property ownership to our customers. Issues relating to ownership of and rights to use intellectual property can be complicated. We may become involved in disputes regarding the use or ownership of intellectual property rights. If that were to happen, we could incur substantial costs in defending or prosecuting any such action and the defense or prosecution of the action would likely result in a diversion of management resources.

ANY CHANGE IN THE GOVERNMENT IN CHINA COULD HAVE AN ADVERSE EFFECT ON OUR BUSINESS.

     The National People's Congress and the State Council comprise the highest organs of state power in China. The deputies that serve on the National People's Congress are elected for a term of five years. Members making up the State Council are nominated and approved by the National People's Congress every fifth year, but the members of the State Council may be changed by the Prime Minister and the Politburo. Changes in the composition of the National People's Congress or the State Council may result in changes to the way in which business in China is conducted. While currently we believe that we have a good relationship with those individuals in the Chinese government with whom we must interact in order to conduct our business, we cannot assure you that, if there is a change in the composition of the National People's Congress or the State Council, those individuals will continue to hold the positions that they now hold, or that the current policies toward allowing cross-border business relationships will continue.

GOVERNMENT REGULATIONS COULD HAVE AN ADVERSE EFFECT ON A PORTION OF OUR
BUSINESS.

     We will depend upon the services of individuals living in China to provide their services over the Internet. China has enacted regulations governing Internet connection and the distribution of information via the Internet. Pursuant to Article 6 of the Revised Provisional Regulations Governing the Management of Chinese Computer Information Networks Connected to International Networks, individuals or entities operating computer networks within China which are connected to the Internet and conduct international information exchange must use the international access channels provided by the Ministry of Information Industry and obtain various licenses and approvals.

     We intend to work diligently to assure compliance with all applicable regulations that impact our business. We cannot assure you, however, that additional regulations will not be enacted which might adversely impact our operations.

RISKS ASSOCIATED WITH OWNERSHIP OF OUR SECURITIES

WE HAVE NOT PAID CASH DIVIDENDS AND IT IS UNLIKELY THAT WE WILL PAY CASH DIVIDENDS IN THE FORESEEABLE FUTURE.

     We plan to use all of our earnings, to the extent we have earnings, to fund our operations. We do not plan to pay any cash dividends in the foreseeable future. We cannot guarantee that we will, at any time, generate sufficient surplus cash that would be available for distribution as a dividend to the holders of our common stock. You should not expect to receive cash dividends on our common stock.

WE HAVE THE ABILITY TO ISSUE ADDITIONAL SHARES OF OUR COMMON STOCK WITHOUT ASKING FOR SHAREHOLDER APPROVAL, WHICH COULD CAUSE YOUR INVESTMENT TO BE DILUTED.

     Our Articles of Incorporation currently authorize the Board of Directors to issue up to 50,000,000 shares of common stock. The power of the Board of Directors to issue shares of common stock or warrants or options to purchase shares of common stock is generally not subject to shareholder approval. Accordingly, any additional issuance of our common stock may have the effect of further diluting your investment.


OUR ARTICLES OF INCORPORATION PERMIT US TO ISSUE SHARES OF PREFERRED STOCK. BY ISSUING PREFERRED STOCK, WE MAY BE ABLE TO DELAY, DEFER OR PREVENT A CHANGE OF CONTROL.

     Our Articles of Incorporation permit us to issue 10,000,000 shares of preferred stock. Our Articles of Incorporation also permit our Board of Directors to determine the rights, preferences, privileges and restrictions granted to, or imposed upon, the preferred stock and to fix the number of shares constituting any series and the designation of such series without further action by our shareholders. Depending on the rights, preferences and privileges granted when the preferred stock is issued, it may have the effect of delaying, deferring or preventing a change in control of US-Sino Gateway, Inc. without further action by the shareholders, may discourage bids for our common stock at a premium over the market price of the common stock and may adversely affect the market price of and the voting and other rights of the holders of our common stock. At this time, we have entered into an agreement to sell up to 2,000,000 shares of our Series A Preferred Stock, of which 222,224 shares have been sold. According to this agreement, a single shareholder will purchase 111,112 shares of our Series A Preferred Stock per month at a cost of $100,000 until all 2,000,000 shares are sold. If all 2,000,000 shares of our Series A Preferred Stock are not purchased by the time our common stock is listed on the OTC bulletin board, the shareholder will be required to accelerate its purchase of the Series A Preferred Stock by transferring the balance of the purchase price to us within 45 days following the date that our common stock is listed. The rights associated with our Series A Preferred Stock are described in the section of this prospectus titled "Rights of Preferred Shareholders" on page 12.

WE MAY RAISE ADDITIONAL CAPITAL THROUGH A SECURITIES OFFERING THAT COULD DILUTE YOUR OWNERSHIP INTEREST.

     We require substantial working capital to fund our business. If we raise additional funds through the issuance of equity, equity-related or convertible debt securities, those securities may have rights, preferences or privileges senior to those of the holders of our common stock. The issuance of additional common stock or securities convertible into common stock by our management will also have the effect of further diluting the proportionate equity interest and voting power of holders of our common stock, including investors in this offering.

A MAJORITY OF OUR CAPITAL STOCK IS OWNED BY OUR EXECUTIVE OFFICERS AND DIRECTORS, WHICH WILL ALLOW THEM TO CONTROL THE OUTCOME OF MATTERS SUBMITTED TO OUR SHAREHOLDERS FOR VOTE.

     As of the date of this prospectus, management owns the majority of our issued and outstanding shares of capital stock. Immediately after the sale of all of the securities offered in this offering, management will beneficially own approximately 72.5% of the issued and outstanding capital stock, and investors and other remaining shareholders will beneficially own approximately 27.5% of the issued and outstanding capital stock. Because management owns a majority of the capital stock, even though the holders of common stock are entitled to cumulate their shares when voting for directors, management will retain the ability to elect a majority of the Board of Directors, and thereby control our management. Although they are under no obligation to do so, if our executive officers and directors (and their affiliates) were to vote together, they would also have the ability to control the outcome of corporate actions requiring shareholder approval, including mergers and other changes of corporate control, going private transactions, and other extraordinary transactions. This concentration of ownership may have the effect of delaying or preventing a change of control, even if a change of control would benefit shareholders.

THERE IS NO PUBLIC MARKET FOR OUR SECURITIES, SO YOU WILL BE UNABLE TO LIQUIDATE THEM IF YOU NEED MONEY.

     Prior to this offering there has been no public market for our common stock. It is not likely that an active market for our common stock will develop or be sustained after this offering or in the foreseeable future.

IF A PUBLIC MARKET FOR OUR COMMON STOCK DEVELOPS, IT MAY BE VOLATILE. THIS MAY AFFECT THE ABILITY OF OUR INVESTORS TO SELL THEIR SHARES AND THE PRICE AT WHICH THEY SELL THEIR SHARES.

     If a market for our common stock develops, the market price for the shares may be significantly affected by factors such as variations in quarterly and yearly operating results, general trends in the information technology industry, and changes in state or federal regulations affecting the Internet. Furthermore, in recent years the stock market has experienced extreme price and volume fluctuations that are unrelated or disproportionate to the operating performance of the affected companies. Such broad market fluctuations may adversely affect the market price of our common stock.

WE WILL BE SUBJECT TO THE PENNY STOCK RULES AND THESE RULES MAY ADVERSELY AFFECT TRADING IN OUR COMMON STOCK.

     Our common stock will be considered a "low-priced" security under rules promulgated under the Securities Exchange Act of 1934. In accordance with these rules, broker-dealers participating in transactions in low-priced securities must first deliver a risk disclosure document which describes the risks associated with such stocks, the broker-dealer's duties in selling the stock, the customer's rights and remedies and certain market and other information. Furthermore, the broker-dealer must make a suitability determination approving the customer for low-priced stock transactions based on the customer's financial situation, investment experience and objectives. Broker-dealers must also disclose these restrictions in writing to the customer, obtain specific written consent from the customer, and provide monthly account statements to the customer. The effect of these restrictions will likely be a decrease in the willingness of broker-dealers to make a market in our common stock, decreased liquidity of our common stock and increased transaction costs for sales and purchases of our common stock as compared to other securities.

THE PRICE OF THE COMMON STOCK OFFERED BY THE SELLING SHAREHOLDERS HAS BEEN ARBITRARILY DETERMINED. YOU MAY NOT RELY ON THIS PRICE AS AN INDICATION OF THE VALUE OF THE SECURITIES YOU PURCHASE.

     The price of the common stock offered for sale by the selling shareholders was arbitrarily determined. The offering price bears no relationship whatsoever to our assets, earnings, book value or other criteria of value. As of December 31, 2002 we had 12,189,365 post-split shares of common stock outstanding and the book value of each share was $0.004. The price of our common stock may decline after the offering.

                           FORWARD LOOKING STATEMENTS

     In addition to historical information, this prospectus contains certain "forward-looking statements". These forward-looking statements are based on our current expectations, assumptions, estimates and projections about our business and our industry, and are subject to certain risks and uncertainties that could cause actual results to differ materially from those reflected in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, competitive pressures, the willingness of U.S. businesses to use IT technicians and professionals located in China, regulatory changes that make it difficult or impossible to work with individuals resident in China, changes in the economy that would depress the development of information technology, the loss of any member of our management team, the factors more fully discussed in the sections titled "Risk Factors" and "Plan of Operation" and other factors, some of which will be outside our control. You are cautioned not to place undue reliance on these forward-looking statements, which relate only to events as of the date on which the statements are made.


                         DETERMINATION OF OFFERING PRICE

     There is no established public market for the shares of common stock that we are registering. The offering price has been arbitrarily determined and does not bear any relationship to our assets, results of operations, or book value, or to any other generally accepted criteria of valuation.

                              SELLING SHAREHOLDERS

     The following table sets forth the names of the selling shareholders who may sell their shares using this prospectus. The selling shareholders are our only shareholders. Dr. William Ting is our founder and our Chief Executive Officer, President, Chief Financial Officer and a director. Dr. Ting is also a member of the Advisory Board of Solana Capital Partners, Inc. Solana Capital Partners, Inc. is the General Partner of Solana Venture Group, L.P.

     The following table also sets forth certain information as of the date of this prospectus regarding the ownership of our common stock by the selling shareholders. Because the selling shareholders can offer all, some or none of their shares of our common stock, we have no way of determining the number they will hold after this offering. Therefore, we have prepared the table below on the assumption that the selling shareholders will sell all shares covered by this prospectus.

------------------------------------------------------------------------------------------------------------------
                                     SHARES HELD                             SHARES HELD AFTER    PERCENTAGE OWNED
          SELLING                    BEFORE THE      SHARES BEING OFFERED      THE OFFERING          AFTER THE
        SHAREHOLDER                   OFFERING                                                       OFFERING

------------------------------------------------------------------------------------------------------------------
Dr. William Ting                       10,550,000            1,000,000          9,550,000                65.6%
------------------------------------------------------------------------------------------------------------------
Solana Capital Partners, Inc.           4,000,033            4,000,033                 0                    0
------------------------------------------------------------------------------------------------------------------
Solana Venture Group, L.P.             2,000,000(1)          2,000,000                 0                    0
------------------------------------------------------------------------------------------------------------------

(1) Represents 2,000,000 shares of common stock that will be issued upon the conversion of 2,000,000 shares of Series A Preferred Stock owned by Solana Venture Group, L.P. Solana Venture Group, L.P. is not required to convert the Series A Preferred Stock into common stock.

     Solana Capital Partners, Inc. will pay all expenses to register the shares. The selling shareholders will pay any underwriting and brokerage discounts, fees and commissions.


                              PLAN OF DISTRIBUTION

     This is our initial public offering. We are registering a total of 7,000,033 shares of our common stock that are being offered by the selling shareholders. We will not receive the proceeds from the sale of the shares by the selling shareholders.

     We anticipate that a market maker will apply to have our common stock traded on the OTC Bulletin Board. Until our shares are quoted on the OTC Bulletin Board, the selling shareholders will sell at a price of $0.11 per share. If we are successful in having our shares traded on the OTC Bulletin Board, the selling shareholders will be able to sell their shares from time to time at prevailing market prices or privately negotiated prices.

     A selling shareholder may be considered to be a statutory underwriter under the Securities Act of 1933. For instance, a selling shareholder may be deemed to be an underwriter if it provides us with cash proceeds from the sales of its securities. If a selling shareholder is determined to be an underwriter, it may be liable for securities violations in connection with any material misrepresentation or omission made in this prospectus.

     Broker-dealers may charge commissions to both the selling shareholders, when they sell their common stock, and to purchasers buying shares sold by the selling shareholders. Neither we nor the selling shareholders can presently estimate the amount of such compensation. We know of no existing arrangements between the selling shareholders and any broker, dealer, underwriter or agent relating to the sale or distribution of the shares.

     Solana Capital Partners, Inc. has agreed to bear the expenses of the registration of the shares. Offers or sales of the shares have not been registered or qualified under the laws of any country other than the United States. To comply with certain states' securities laws, if applicable, the shares will be offered or sold in such jurisdictions only through registered or licensed brokers or dealers. There can be no assurance that the selling shareholders will sell any or all of the shares offered by it in this offering.

     In accordance with Regulation M promulgated under the Securities Exchange Act of 1934, the selling shareholders may not bid for, purchase or attempt to induce any person to bid for or purchase any of our common stock while they are selling stock in this offering. The selling shareholders do not intend to engage in any passive market making or to undertake any stabilizing activity for our common stock. To our knowledge, the selling shareholders do not intend to engage in any short selling of our common stock.


                                LEGAL PROCEEDINGS

     We are not a party to any material legal proceeding, nor to the knowledge of management, are any legal proceedings threatened against us. From time to time, we may be involved in litigation relating to claims arising out of operations in the normal course of business.


          DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

         The name, age and a description of the positions held by our directors, executive officers and key employees are as follows:

                Name              Age                         Position(s)
                                           Chief Executive Officer, President, Chief Financial Officer,
Dr. William Ting                   54      Chairman of the Board of Directors and Director

John Wang (Jingye Wang)            47      General Manager, China Operations



There are no family relationships between any directors and executive officers.

     None of our directors or executive officers has, during the past five years,

o had any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer, either at the time of the bankruptcy or within two years prior to that time,

o been convicted in a criminal proceeding and none of our directors or executive officers is subject to a pending criminal proceeding,

o been subject to any order, judgment, or decree not subsequently reversed, suspended or vacate, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities, futures, commodities or banking activities, or

o been found by a court of competent jurisdiction (in a civil action), the Securities and Exchange Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

     DR. WILLIAM TING. Chief Executive Officer, President, Chief Financial Officer, Chairman of the Board of Directors, founder and director. Dr. Ting, our founder, became our Chief Executive Officer, President, Chief Financial Officer, Chairman of the Board of Directors and a director in July 2001. Dr. Ting received his Ph.D. in quantitative methodology and Chinese political economy from the University of Washington in 1976 and started his career as an assistant professor at the University of Michigan, Ann Arbor, Michigan. In 1982, Dr. Ting joined General Dynamics Corporation as the Manager of Market Research, and was promoted to Director of Strategic Planning. During this period, Dr. Ting successfully managed a billion dollar countertrade program. In 1989, Dr. Ting joined Geneva Companies, an investment banking firm that focused on mergers and acquisitions, as its Director of Financial Planning and was thereafter promoted to Vice-President and Chief Information Officer. Dr. Ting left Geneva Companies in 1991 to take the position of President and Chief Executive Officer of BMDP Statistical Software Inc. where, in 1992, he was able to successfully negotiate a merger of BMDP with another company. For personal reasons, Dr. Ting ceased working until 1994, when he began the pursuit of developing ties with the governmental and enterprise leaders of China. During the period from March 2000 thorough December 2000, Dr. Ting was the Chief Executive Officer of Dataquad Software Inc. and during the period from March 2001 through December 2001, Dr. Ting was the Chief Executive Officer of Adminisoft, Inc. Dr. Ting also served as a member of the Board of Directors of Wall St. Holdings, Inc., an investment banking and financial services firm, from January 2002 thorough August 2002.

     JOHN WANG (JINGYE WANG). General Manager, China Operations. Mr. Wang joined us in November 2002. Since 1998, Mr. Wang has acted as a consultant in successfully placing information technology technicians from China with U.S. companies. Prior to 1998, Mr. Wang served as President of CWS Computer, a subsidiary of Semantac Corporation located in China, where he developed and led a team of Chinese software programmers. Prior to his employment with CWS Computer, Mr. Wang served as chief of staff for a vice prime minister of the State Council whose jurisdiction included the development of information technology in industry.

     Our directors are elected at each annual meeting of the shareholders, and their term of office runs until the next annual meeting of the shareholders or until their successors have been elected.

     Our Board of Directors does not have an audit committee financial expert. Our sole director is actively seeking two independent directors, one or both of whom will qualify as an audit committee financial expert.

                          SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth, as of the date of this prospectus, information regarding the beneficial ownership of our common stock and Series A Preferred Stock before the offering with respect to each of our executive officers, each of our directors, each person known by us to own beneficially more than 5% of our common stock or our Series A Preferred Stock and all of our directors and executive officers as a group. The term "executive officer" is defined as the Chief Executive Officer and the Chief Financial Officer. Each individual or entity named has sole investment and voting power with respect to shares of common stock indicated as beneficially owned by them, subject to community property laws, where applicable, except where otherwise noted.

------------------------------------------------------------------------------------------------
                                                                    Number of
                                                                      Shares          Percentage
  Title of Class of                                                Beneficially          Before
       Security                   Name and Address(1)                Owned(2)          Offering
------------------------------------------------------------------------------------------------
Common Stock            Dr. William Ting (3)(4)(5)                    10,550,000          70.3%

Common Stock            Solana Capital Partners, Inc.(5)               4,000,033          26.7%

Series A Preferred
 Stock (6)              Solana Venture Group, L.P.                       444,448           3.0%

                        All Officers, Directors and 5%
                        Shareholders                                  14,994,481        100.00%

------------------------------------------------------------------------------------------------

(1) The address for Dr. Ting is c/o US-Sino Gateway, Inc., 1215 Imperial Highway, Suite 222, Brea, California 92821; the address for Solana Capital Partners, Inc. and Solana Venture Group, L.P. is 990 Highland Drive, Suite 314, Solana Beach, California 92075.
(2) Included in this calculation are shares deemed beneficially owned by Solana Venture Group, L.P. by virtue of its right to acquire them within 60 days of the date of this prospectus that would be required to be reported pursuant to Rule 13d-3 of the Securities Exchange Act of 1934.
(3)  Executive Officer.
(4)  Director.
(5)  5% Shareholder.
(6) The Series A Preferred Stock votes together as a class with the holders of the common stock.

                   DESCRIPTION OF SECURITIES TO BE REGISTERED

COMMON STOCK

     The securities being offered by the selling shareholders are shares of our common stock. We are authorized by our Articles of Incorporation to issue 50,000,000 shares of common stock, without par value. Prior to this offering there has been no public or private trading market for our common stock.

     We presently have issued and outstanding 14,550,033 shares of common stock. Holders of the common stock are entitled to one vote per share on all matters subject to shareholder vote. If the Board of Directors were to declare a dividend out of funds legally available therefore, all of the outstanding shares of common stock would be entitled to receive such dividend ratably, after any distribution to holders of our Series A Preferred Stock. We have never declared dividends and we do not intend to declare dividends in the foreseeable future. If we were liquidated or dissolved, holders of shares of our common stock would be entitled to share ratably in assets remaining after satisfaction of our liabilities, after any distribution to holders of our Series A Preferred Stock.

     Holders of common stock may elect directors using cumulative voting.

RIGHTS OF PREFERRED SHAREHOLDERS

     We are committed to issue 222,224 shares of Series A Preferred Stock to a single purchaser pursuant to a Series A Stock Purchase Agreement, the terms of which were agreed to in January 2003 and documented in February 2003. Pursuant to our agreement, the purchaser will purchase 111,112 shares of our Series A Preferred Stock per month, up to a total of 2,000,000 shares. The total purchase price is $1,800,000, or $0.90 per share. Once our common stock is listed for sale on the OTC bulletin board, the purchaser will be required to purchase any unpurchased shares of Series A Preferred Stock within 45 days of the listing date. Our Series A Preferred shareholder may convert its Series A Preferred Stock to an equal number of shares of common stock, at its election. The conversion price is equal to the original purchase price of the Series A Preferred Stock, $0.90 per share. Our Series A Preferred Stock is entitled to a preference over our common stock upon the payment of dividends, and on distributions as a result of dissolution or liquidation. Our Series A Preferred Stock is entitled to vote together as a class with the holders of our common stock.


                      DISCLOSURE OF COMMISSION POSITION ON
                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

     Section 317 of the California General Corporation Law permits indemnification of a corporation's agents (which includes officers and directors) because the agent is a party (or he is threatened to be made a party) to any action or proceeding by reason of the fact that the person is or was an agent of the corporation or because he is a party (or he is threatened to be made a party) to any action or proceeding brought by or on behalf of a corporation. If the agent is successful on the merits in defense of any action or proceeding, the corporation must indemnify the agent against expenses actually and reasonably incurred by the agent in such defense.

     Article D of our Restated Articles of Incorporation provides that the liability of directors for monetary damages shall be eliminated to the fullest extent permissible under California law. Article E of our Restated Articles of Incorporation and our bylaws allow us to provide indemnification of agents for breach of the agent's duty to us and to our shareholders, subject to the limits set forth in Section 204 of the California General Corporation Law. This provision does not eliminate or limit the liability of directors (i) for acts or omissions that involve intentional misconduct or a knowing and culpable violation of law, (ii) for acts or omissions that a director believes to be contrary to the best interests of the corporation or its shareholders or that involve the absence of good faith on the part of the director, (iii) for any transaction from which a director derived an improper personal benefit, (iv) for acts or omissions that show a reckless disregard for the director's duty to the corporation or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director's duties, of a risk of serious injury to the corporation or its shareholders, (v) for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the corporation or its shareholders, (vi) under Section 310 of the California General Corporation Law, or (vii) under Section 316 of the California General Corporation Law. This provision does not eliminate or limit the liability of a director for any act or omission occurring prior to the date when the provision became effective. This provision does not eliminate or limit the liability of an officer for any act or omission as an officer, notwithstanding that the officer is also a director or that his or her actions, if negligent or improper, have been ratified by the directors.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

                                  OUR BUSINESS

     US-Sino Gateway, Inc. (referred to in this prospectus as "we", "us", or "our") was incorporated on July 27, 2001. We are an information technology ("IT") outsourcer. Our mission is to reduce IT costs and improve project management for our customers. We do this by outsourcing labor intensive projects to the less expensive Chinese market and by providing project management in the United States. Our contracts may be on either a time and materials or on a fixed bid basis.

     The high technology industry is an industry of intense competition. Producers of high technology products are pressured to lower costs and shorten product life cycles and the time to market of new products. Producers of high technology services are pressured to lower costs and improve service levels. In this competitive environment, improving IT systems and leveraging the Internet are critical to achieving these objectives. In order to remain competitive, companies are increasingly required to adopt technologies such as e-business and e-commerce applications, data warehousing, supply chain management and enterprise application integration. As new technologies and systems are introduced, businesses that rely on them for mission-critical functions must implement these systems within their already complex computing environments.

     The development, integration and on-going management of emerging technologies and the development of next generation products often require the skills of several highly specialized technicians, which may not be available internally to businesses due to budgetary constraints, lack of adequately trained personnel available for hire, or for the increasingly more common reason that the company has made the strategic decision to focus on its core business, rather than invest in the large IT staffs that are necessary to evaluate, implement and manage IT initiatives in a rapidly changing environment. Consequently, information systems departments are faced with the challenge of finding qualified IT professionals to design, develop, deploy and maintain their systems. To address these demands for contract and permanent IT professionals, both the research and development departments of high technology companies and information systems departments of large corporations have increasingly turned to IT professional outsourcing service companies to augment their existing operations. In response to this demand, these outsourcing service companies have increasingly moved toward international outsourcing of IT professionals.

     We are able to provide low-cost, high quality, efficient contract and permanent IT professionals based in China to research and development departments of high technology customers and to information systems departments of corporate customers. We believe that our access to approximately 3,000 IT professionals in the Chinese market, who will provide services at a substantial discount from the prevailing rates charged by IT professionals in the United States, provides us with the opportunity to become the "agent of choice" for businesses in need of IT services.

PROBLEMS WITH THE INFORMATION TECHNOLOGY MARKET

The backbone of the technological revolution is high quality IT development, maintenance, and applications, making the software industry the technological underpinning of most modern industry sectors, including financial services, healthcare, energy, and retail. Successful and efficient IT operation is critical to maintaining and extending the technological superiority of many businesses based in the United States. However, the critical shortage of IT professionals in the United States results in the following:

         EXPENSIVE PROJECTS. In general, the per hour fee charged by IT professionals in the United States ranges, on the average, from $70 to $160, depending on the level of skill needed. We believe that, rather than pay these costs, businesses will attempt to undertake projects "in-house". We believe that, in most cases, undertaking projects in-house will not provide an acceptable remedy to the high cost of project development.

         PROJECTS THAT ARE POORLY DESIGNED AND MANAGED. We believe that many projects undertaken in-house end up poorly designed and managed because there are too many projects with conflicting demands and too few personnel managing them, or the projects are begun without clearly defining the technical and business requirements and goals at the outset, often leading to hastily and poorly implemented attempts to bandage the problem by conflicting and ill defined "change orders" and "work arounds."

THE OFF-SHORE SOLUTION

     In response to both the high cost and the shortage of IT professionals in the United States, companies in the United States are attempting to access the large talent pool of IT professionals located abroad. Initially, the offshore labor pool was used primarily to supplement the internal staffing needs of customers. However, the use of the offshore labor pool has grown so that these IT professionals now provide services that include application development, integration and maintenance. The use of offshore personnel can offer a number of benefits, including faster delivery of IT solutions, more flexible scheduling and lower costs.

     However, the implementation of these services requires highly developed project management skills to make sure that the technology solutions are designed, developed and deployed in a timely and cost-effective manner.

     It is our intent to provide a solution to the shortage of inexpensive, qualified IT professionals by establishing relationships with IT companies and other entities, such as universities, located in China and matching their IT professionals to customers in the United States. We also intend to provide project management services by IT professionals who are experienced in working in China and the United States.

THE CHINESE INFORMATION TECHNOLOGY MARKET AND OUR CONNECTION TO IT

     In an article by Prem Anand published in July 2001 on the website called "The Indian Programmer", Mr. Anand notes the following:

o There are estimated to be about 800,000 computer technicians and programmers in China.

o According to the US Bureau of Labor Statistics, programmers from China constitute 10% of the H1B visas given and occupy the second position, next only to India.

o    China outputs around 30,000 software specialists each year.

     Mr. Anand concludes that China is still an untapped market in the IT field. Mr. Anand cites a report from ISI Emerging Markets Internet Securities Inc. stating that, despite its huge domestic market, the number of software specialists China produces is far more than the Chinese economy can absorb. This huge work force is one that can supply United States-based companies.

     According to Mr. Anand, China is better placed than India to become an information technology super power because of the following:

o    China's domestic IT industry is bigger than India's.

o China boasts a better IT infrastructure than India because the Chinese government has formulated a policy aimed at making China an IT super power and has invested heavily in improving high-technology sectors.

     Aside from the ability to provide inexpensive, highly-trained IT professionals, China offers significant protections for intellectual property. Beginning in the year 2001, the Chinese judicial system began imposing harsh penalties on those who violate the intellectual property rights of others. In 2002 the Chinese government passed strict regulations against the use, by any government agency, of any illegally obtained software. These protections further enhance China's ability to become a premiere supplier of IT professionals.

     However, we believe that there are two significant barriers that must be overcome before the market for IT professionals in China can be tapped. First of all, fewer IT professionals in China than, for example, in India, speak English. Therefore, before utilizing Chinese IT professionals, one must be able to convey the scope of the project, and the services desired, to the technician. Secondly, in order to exploit the IT labor market in China, one must be experienced in navigating through the bureaucracy of the Chinese government.

     We employ or otherwise contract with individuals in the United States who are experienced in the cultures and languages of both the United States and China, so that our customers' requirements will be clearly conveyed to those technicians working on the projects. Furthermore, we maintain an office in Beijing, China that is staffed by Mr. John Wang (Jingye Wang), who is an IT professional trained in the United States. Mr. Wang will also act as liaison between our Chinese IT professionals and our customers.

     Even more daunting than the language barrier is the barrier created by the bureaucracy of the Chinese government. Without the appropriate sponsorship and the required government approvals, it may be impossible for a business to obtain the authorization necessary to achieve its goals. We believe that this presents a significant barrier to companies who want to exploit the IT labor market in China.

     Our Chief Executive Officer, Dr. William Ting, and our General Manager, China Operations, Mr. John Wang, are experienced in doing business in China. Mr. Wang, a Chinese national and permanent resident of the United States, has extensive contacts in both the Chinese government and in its IT marketplace resulting from his former employment in the Chinese government and in China's software industry.

     As a result of the efforts of Dr. Ting and Mr. Wang, we have entered into exclusive agreements with 12 IT companies and government sponsored research and development agencies in China, representing a source of approximately 3,000 IT professionals. Our contracts with these providers establish a framework for payment that we believe will substantially reduce costs commonly incurred by United States businesses for IT professionals. The amount of savings will be determined by the scope of the services to be performed. For example, a less sophisticated project, such as coding, can be done in China at approximately one-tenth the cost of doing it in the United States. However, a project requiring the design of architectural software, which may require the services of a highly educated software engineer, may be done by someone in China for approximately 35% of the cost of these same services in the United States.

PROJECT MANAGEMENT SERVICES

     In addition to providing our clients with the services of highly-trained, low-cost IT professionals, we intend to provide project design and management services in the United States. We employ or otherwise contract with individuals in the United States who are experienced in the cultures and languages of both the United States and China, so that the technical requirements of our customers will be clearly conveyed to those technicians working on the projects. These individuals will also provide, directly to the customer, IT services for smaller projects.

     We believe that managing the design and development of IT projects in the United States and using Chinese IT professionals only for the more labor-intensive sections of projects will provide our customers with significant advantages. The fact that project management will be in the United States will, we believe, give our customers a level of comfort that they do not have when project management is off-shore. During any workday customers will be capable of contacting project managers without having to find a "window of opportunity" dictated by major differences in time zones, and without concern about possible language barriers. As importantly, the ability to protect the technology that is developed is enhanced, since no single individual or group in China will have access to anything more than a part of it.

     We believe that our ability to access and mobilize such a large number of IT technicians, combined with our ability to provide professional management for IT projects here in the United States, differentiates us from many of our competitors in the IT recruiting and staffing market and will allow us to compete favorably with them.

OUR CUSTOMERS

     We intend to market our services in almost every industry, including government services, banking and finance, medical technology, software integration and energy services. We will use a sales staff to recruit customers. We anticipate that the sales staff will begin to recruit customers by contacting businesses with whom they have worked in the past.

THE EFFECT OF GOVERNMENT REGULATION ON OUR BUSINESS

     We will depend upon the services of individuals living in China who will provide their services primarily via the Internet and will interact with our project management teams in Los Angeles, California and Beijing, China. China has enacted regulations governing Internet connection and the distribution of information via the Internet. Pursuant to Article 6 of the Revised Provisional Regulations Governing the Management of Chinese Computer Information Networks Connected to International Networks, individuals or entities operating computer networks within China which are connected to the Internet and conduct international information exchange must use the international access channels provided by the Ministry of Information Industry and obtain various licenses and approvals.

     We intend to work diligently to assure compliance with all applicable regulations that impact our business. We cannot assure you, however, that additional regulations will not be enacted which might adversely impact our operations.

LICENSES AND OTHER INTELLECTUAL PROPERTY

     We do not have patents, licenses, franchises or concessions and we have not entered into labor contracts.

     While we have not registered our service mark with the United States Patent and Trademark Office, we believe that, as we grow, the name recognition and image that we develop in our market will significantly enhance customer response to our services. Accordingly, our service mark is important to our business and we intend to aggressively defend it.

COMPETITION

     Providing the services of IT professionals to businesses is highly competitive and generally has low barriers to entry. We compete for potential customers with other providers of outsourcing services, systems integrators, computer systems consultants, other providers of IT staffing services and temporary personnel agencies. Many of our current and potential competitors have longer operating histories, significantly greater financial and marketing resources, greater name recognition and a larger base of IT customers than we have. Many of these competitors may be able to respond more quickly to customer requirements and devote greater resources to marketing their services than we can. Because there are relatively low barriers to entry, we expect that competition will increase in the future.

     We believe that the principal factors relevant to competition in the information technology staffing services industry are the recruitment and retention of highly qualified IT professionals, rapid and accurate response to customer requirements and price. We believe that China now has the largest body of highly qualified IT professionals available in the marketplace, that by using the relationships we have established, we will be able to provide rapid and accurate response to customer requirements, and that by managing these projects correctly, we will be able to negotiate significant savings for our customers by taking advantage of China's low cost IT labor pool.

     We also believe that we have a competitive advantage over IT service providers that want to recruit IT professionals from China, since we have already entered into exclusive agreements with 12 government-sponsored agencies or IT companies in China that will provide us with approximately 3,000 IT professionals. We believe that those IT service providers who do not have personnel experienced in doing business in China may be hindered by their unfamiliarity with the Chinese culture and with China's business regulation and customs.

     Finally, project management will be a key element of the services we offer. We believe that our ability to provide project management services in the United States will help us establish long-term relationships with our customers and may provide us with additional project opportunities.

EMPLOYEES

     We have two full-time employees. We are currently using the services of seven contractors.


                             DESCRIPTION OF PROPERTY

     Our office facilities are located at 1215 W. Imperial Highway, Suite 222, Brea, California 92821. We lease this facility at market rates. Our facility is approximately 300 square feet in size. Our lease term is monthly and began on January 6, 2003. The facility is adequate for our current operations, and management believes that it will continue to be adequate through the initial lease term. We also have a small branch office located at No. 13 E. Beiyingfang Fu Wu Street, Jin Ru Commercial Plaza, Building B, Suite 606, Beijing, China. The use of this office space has been donated to us by an unaffiliated third party as a courtesy to our President and Chief Executive Officer , Dr. William Ting.


                                PLAN OF OPERATION

     To date, we have funded our operations with the cash we received from the sale of 4,000,033 shares of common stock to Solana Capital Partners, Inc., for which we received $440,000, either directly or through payments made on our behalf by Solana Capital Partners, Inc. to service providers such as attorneys and accountants.

     We have also reached an agreement with Solana Venture Group, L.P., an entity related to Solana Capital Partners Inc., for additional financing. According to the Preferred Stock Purchase Agreement, the terms of which were agreed to in January 2003 and documented as of February 14, 2003, Solana Venture Group, L.P. will purchase a total of 2,000,000 shares of our Series A Preferred Stock for a total purchase price of $1,800,000. Solana Venture Group, L.P. will make this purchase in monthly increments by paying $100,000 for 111,112 shares of our Series A Preferred Stock until our common stock is listed for trading on the OTC bulletin board. Once our common stock is listed for trading on the OTC bulletin board, Solana Venture Group, L.P. will have a period of 45 business days to pay the balance of the purchase price and complete the purchase of the remaining shares of Series A Preferred Stock. To date, Solana Venture Group, L.P. has purchased 222,224 shares. If Solana Venture Group, L.P. fails to purchase the Series A Preferred Stock in accordance with this agreement, however, we may be unable to continue our operations and you could lose your entire investment.

     During our fiscal year ended December 31, 2002, we earned approximately $20,712 in revenues and our operating expenses totaled approximately $475,916. We had a net loss for the year ended December 31, 2002 of $473,504. We anticipate that the investment by Solana Venture Group, L.P., along with the revenues generated by our business, will be adequate to fund our operating capital needs for the next 12 months.


                              CERTAIN TRANSACTIONS


     Solana Capital Partners, Inc., a major shareholder, has received consulting fees from us in the amount of $25,000 and $64,414 in fees and for the reimbursement of expenses related to assisting us with the process of becoming a publicly traded corporation.

            MARKET FOR COMMON EQUITY AND RELATED SHAREHOLDER MATTERS

MARKET INFORMATION

     At this time there is no public trading market for our common stock.

     We currently have a total of 14,550,033 shares of our common stock outstanding and a total of 2,000,000 shares of Series A Preferred Stock outstanding, which is convertible into 2,000,000 shares of common stock at the option of the shareholder.

     Upon completion of this offering, 5,000,033 shares of our common stock will be freely tradable, without restriction, except for restrictions imposed by certain state regulatory authorities and an additional 2,000,000 shares of our common stock, which would be issued if all of the Series A Preferred Stock is converted, would also be freely tradable. On November 21, 2001 we issued 100,000 pre-split shares of common stock in a private transaction in reliance upon exemptions from registration under the Securities Act. Those shares may be sold only if we file a registration statement or if there is an applicable exemption from registration. After the stock split which occurred on February 3, 2003, the number of shares increased from 100,000 to 10,550,000 shares. We are registering 1,000,000 of these shares with this registration statement.

     In February 2003 our directors adopted and our shareholders approved the US-Sino Gateway, Inc. 2003 Equity Incentive Plan. We have set aside 2,500,000 shares of our common stock for awards. Pursuant to this plan, we will be able to grant awards consisting of our common stock or options to purchase our common stock to our officers, directors, employees and consultants. To date, no awards have been granted pursuant to this plan.

     Rule 144 of the Securities Act of 1933 is not available for the resale of our securities. Other than the common stock being registered for Solana Capital Partners, Inc. in this offering, we have no agreement with any shareholder to register our securities.

HOLDERS

     We currently have two record holders of our common stock and one record holder of our preferred stock.

DIVIDENDS

     We have not paid any cash dividends and we currently intend to retain any future earnings, to the extent we have such earnings, to fund the development and growth of our business. Any future determination to pay dividends on our common stock will depend upon our results of operations, financial condition and capital requirements, applicable restrictions under any credit facilities or other contractual arrangements and such other factors deemed relevant by our Board of Directors.

WHERE YOU CAN FIND FURTHER INFORMATION ABOUT US

     We filed with the Securities and Exchange Commission a registration statement on Form SB-2 under the Securities Act with respect to the shares being offered in this offering. This prospectus does not contain all of the information set forth in the registration statement, certain items of which are omitted in accordance with the rules and regulations of the Commission. The omitted information may be inspected and copied, at prescribed rates, at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The Commission maintains an Internet site at HTTP://WWW.SEC.GOV that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission. Statements contained in this prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement are not necessarily complete, and in each instance where reference is made to the copy of the document filed as an exhibit to the registration statement, each such statement is qualified in all respects by such reference. For further information with respect to us and the securities being offered in this offering, reference is hereby made to the registration statement, including the exhibits thereto and the financial statements, notes, and schedules filed as a part thereof.

                             EXECUTIVE COMPENSATION
                     REMUNERATION OF DIRECTORS AND OFFICERS

     The following table shows the compensation paid over the past three fiscal years with respect to our Chief Executive Officer, President and Chief Financial Officer. There are no additional individuals who would be included in this table but for the fact that the individual was not serving as an executive officer at the end of the last completed fiscal year:

                          SUMMARY COMPENSATION TABLE

                                                                      LONG TERM COMPENSATION
                                ANNUAL COMPENSATION                   AWARDS                              PAYOUTS
                            --------------------------------------------------------------------------------------
                                                   Other           Restricted                         All Other
                                                   Annual          Stock      Securities     LTIP     Compensation
Name and Principal            Salary      Bonus    Compensation    Awards     Underlying     Payout    ($)
Position               Year   ($)         ($)      ($)             ($)        Options/SARs   ($)

Dr. William Ting,      2002   192,000(1)    0         0              0             0           0          0
Director, CEO,         2001        0        0         0              0             0           0          0
President, CFO         2000        0        0         0              0             0           0          0


(1) Dr. Ting was paid for only one month during the 2002 fiscal year. Dr. Ting's salary for the period from January 1, 2002 through November 30, 2002 was recorded as a contribution to capital.

     We do not have a long term incentive plan or arrangement of compensation with any individual in the group of officers and directors.

     Directors are not currently paid compensation for their services. Our bylaws permit us to compensate our directors, however, upon resolution of the Board of Directors.

EMPLOYMENT AGREEMENTS

     As of December 1, 2002 we entered into an employment agreement with Dr. William Ting, the Chairman of our Board of Directors, President and Chief Executive Officer. The term of the employment agreement is three years. Pursuant to this agreement, Dr. Ting will be paid a salary of $192,000 per year for the period beginning on December 1, 2002 through June 30, 2003, and a salary of $270,000 per year for the period beginning on July 1, 2003. Dr. Ting's salary will be reviewed no less than annually, to determine if an increase in his salary is warranted. Dr. Ting will also be entitled to participate in any benefits programs we adopt for our employees, although we have not adopted any such programs to date. We have agreed to pay Dr. Ting a bonus at the end of the 2003 fiscal year if certain performance targets are met. These targets relate to increasing our annual sales in excess of our current business plan and improving our margins. The bonuses, if these targets are met, are computed as a percentage of sales.

EQUITY INCENTIVE PLAN

     Our Board of Directors has adopted and our shareholders have approved the US-Sino Gateway, Inc. 2003 Equity Incentive Plan that permits us to grant, for a ten year period, both stock purchase rights and stock options. We have currently reserved 2,500,000 shares of our common stock for issuance to our directors, employees and consultants under the Plan. In January of each year we are permitted to increase the number of shares of common stock reserved for awards to an amount that does not exceed 30% of all of our issued and outstanding shares. The Plan is administered by the Board of Directors, who will be referred to as the "Administrator". The Administrator has the authority and discretion, subject to the provisions of the Plan, to select persons to whom stock purchase rights or options will be granted, to designate the number of shares to be covered by each option or stock purchase right, to specify the type of consideration to be paid, and to establish all other terms and conditions of each option or stock purchase right. Options granted under the Plan will not have a term that exceeds ten years from date of grant. As of the date of this prospectus, we have not granted any awards under the Plan.

     The following tables set forth certain information concerning the granting and exercise of incentive stock options during the last completed fiscal year to each of the named executive officers and the fiscal year-end value of unexercised options on an aggregated basis:

                           OPTION/SAR GRANTS FOR LAST
                           --------------------------
                        FISCAL YEAR-INDIVIDUAL GRANTS(1)
                        -------------------------------
                           Number of
                           Securities           % of Total
                           Underlying           Options/SARs Granted
                           Options/SARs         to Employees in
Name                       Granted (#)          Fiscal Year            Exercise Price ($/sh)  Expiration Date
------------------------------------------------------------------------------------------------------------------
Dr. William Ting              -0-                  -0-                       -0-                     -0-
------------------------------------------------------------------------------------------------------------------


               AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
               ---------------------------------------------------
                         AND FY-END OPTION/SAR VALUES(1)
                         ------------------------------

                                                                                                    Value of
                                                                             Number of             Unexercised
                                                                            Unexercised           In-the-Money
                                                                           Options/SARs            Options/SARs
                                                                           at FY-End (#)         at FY-End ($)(2)
                             Shares Acquired      Value Realized(1)       Unexercisable/         Unexercisable/
Name                         on Exercise (#)             ($)                Exercisable            Exercisable
-----------------------------------------------------------------------------------------------------------------
Dr. William Ting                   -0-                   -0-                    0/0                   $0/$0
-----------------------------------------------------------------------------------------------------------------

(1) Value Realized is determined by calculating the difference between the aggregate exercise price of the options and the aggregate fair market value of the common stock on the date the options are exercised.

(2) The value of unexercised options is determined by calculating the difference between the fair market value of the securities underlying the options at fiscal year end and the exercise price of the options.


                                     EXPERTS

     Singer, Lewak, Greenbaum and Goldstein, LLP audited our financial statements at December 31, 2002 and for the period from July 27, 2001 (inception) to December 31, 2001 and the period from July 27, 2001 (inception) to December 31, 2002, as set forth in their report which includes an emphasis paragraph relating to our ability to continue as a going concern. We have included our financial statements in the prospectus and elsewhere in the registration statements in reliance on the report of Singer, Lewak, Greenbaum and Goldstein, LLP, given on their authority as experts in accounting and auditing.

     Pollet, Richardson & Patel has given us an opinion relating to the due issuance of the common stock being registered.

                          INDEX TO FINANCIAL STATEMENTS


                                                                                       PAGE
Independent Auditors' Report                                                            F-2

Balance Sheet at
   December 31, 2002                                                                    F-3

Statements of Operations for the year ended
   December 31, 2002 and for the Period from July 27, 2001 (Inception) to
   December 31, 2001 and for the Period from
   July 27, 2001 (Inception) to December 31, 2002                                       F-4

Statement of Shareholders' Deficit for the Period from
   July 27, 2001 to December 31, 2002                                                   F-5

Statements of Cash Flows for the Year ended December 31, 2002 and for the Period from July 27, 2001 (Inception) to December 31, 2001 and for the Period from
   July 27, 2001 (Inception) to December 31, 2002

Notes to the Financial Statements                                                       F-6

                          INDEPENDENT AUDITORS' REPORT

Board of Directors and Shareholder
US-Sino Gateway, Inc.

We have audited the accompanying balance sheet of US-Sino Gateway, Inc. (a development stage company) as of December 31, 2002, and the related statements of operations, shareholder's deficit, and cash flows for the year then ended and the period from July 27, 2001 (inception) to December 31, 2001, and the period from July 27, 2001 (inception) to December 31, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of US-Sino Gateway, Inc. as of December 31, 2002, and the results of its operations and its cash flows for the year then ended and the period from July 27, 2001 (inception) to December 31, 2001, and the period from July 27, 2001 (inception) to December 31, 2002 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, during the year ended December 31, 2002, the Company incurred a net loss of $473,504 and had negative cash flows from operations of $144,750. These factors, among others, as discussed in Note 2 to the financial statements, raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.



SINGER LEWAK GREENBAUM & GOLDSTEIN LLP

Los Angeles, California
January 30, 2003

                                                                                          US-SINO GATEWAY, INC.
                                                                                  (A DEVELOPMENT STAGE COMPANY)
                                                                                                  BALANCE SHEET
                                                                                              DECEMBER 31, 2002

------------------------------------------------------------------------------------------------------------------
                                     ASSETS
------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------
CURRENT ASSETS
------------------------------------------------------------------------------------------------------------------
Cash                                                                              $                       31,660
------------------------------------------------------------------------------------------------------------------
Certificate of Deposit                                                                                     3,840
------------------------------------------------------------------------------------------------------------------
Accounts receivable                                                                                       13,032
------------------------------------------------------------------------------------------------------------------
Prepaid expenses                                                                                             659
------------------------------------------------------------------------------------------------------------------
     TOTAL ASSETS                                                                 $                       49,191
                                                                               ===================================

------------------------------------------------------------------------------------------------------------------
                      LIABILITIES AND SHAREHOLDER'S DEFICIT
------------------------------------------------------------------------------------------------------------------
CURRENT LIABILITIES
------------------------------------------------------------------------------------------------------------------
Accounts payable and accrued expenses                                             $                      164,245
                                                                                ----------------------------------
------------------------------------------------------------------------------------------------------------------
          Total liabilities                                                                              164,245
------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------
COMMITMENTS AND CONTINGENCIES
------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------
SHAREHOLDER'S DEFICIT
------------------------------------------------------------------------------------------------------------------
     Convertible preferred stock, no par value
          10,000,000 shares authorized, 2,000,000 as
          Series A
          No shares issued and outstanding
------------------------------------------------------------------------------------------------------------------
     Committed common stock, 1,639,365 shares
     Committed, but not issued                                                                          180,250
------------------------------------------------------------------------------------------------------------------
     Common stock, no par value
------------------------------------------------------------------------------------------------------------------
          50,000,000 shares authorized
          10,550,000 shares issued and outstanding                                                      194,900
------------------------------------------------------------------------------------------------------------------
     Deficit accumulated during the development
     Stage
                                                                                                       (490,204)
------------------------------------------------------------------------------------------------------------------
          Total shareholder's deficit
                                                                                                       (115,054)
------------------------------------------------------------------------------------------------------------------
          TOTAL LIABILITIES AND SHAREHOLDER'S
           DEFICIT                                                                     $                 49,191
                                                                                    ==============================
------------------------------------------------------------------------------------------------------------------

   The accompanying notes are an integral part of these financial statements.

                                                                                            US-SINO GATEWAY, INC.
                                                                                    (A DEVELOPMENT STATE COMPANY)
                                                                                         STATEMENTS OF OPERATIONS
                                                                            FOR THE YEAR ENDED DECEMBER 31, 2002,
                                                                              FOR  THE PERIOD FROM JULY 27, 2001
                                                                                      (INCEPTION) TO DECEMBER 31,
                                                                                    2001, AND FOR THE PERIOD FROM
                                                                                     JULY 27, 2001 (INCEPTION) TO
                                                                                                DECEMBER 31, 2002


------------------------------------------------------------------------------------------------------------------
                                                                     For the Period from      For the Period from
                                                                     July 27, 2001           July 27, 2001
                                            For the Year Ended       (Inception) to           (Inception) to
                                            December 31, 2002        December 31, 2001        December 31, 2002
                                            -----------------        -----------------        -----------------

-------------------------------------------------------------------------------------------------------------
Revenue                                         $       20,712         $          -           $       20,712
-------------------------------------------------------------------------------------------------------------
Cost of goods sold                                      18,000                    -                   18,000
                                                        ------                                        ------
-------------------------------------------------------------------------------------------------------------
Gross profit                                             2,712                    -                    2,712
-------------------------------------------------------------------------------------------------------------
Operating expenses                                     475,416               15,900                  491,316
                                                       -------               ------                  -------
-------------------------------------------------------------------------------------------------------------
Loss from operations before provision for
income taxes                                         (472,704)             (15,900)                (488,604)
-------------------------------------------------------------------------------------------------------------
Provision for income taxes                                800                  800                    1,600
                                                          ---                  ---                    -----
-------------------------------------------------------------------------------------------------------------
Net loss                                       $     (473,504)      $      (16,700)          $     (490,204)
                                               ===============      ===============          ===============
-------------------------------------------------------------------------------------------------------------
Basic and diluted loss per share               $        (0.05)      $        (0.01)          $        (0.06)
                                                ==============       ==============           ==============
-------------------------------------------------------------------------------------------------------------
Weighted-average shares outstanding                10,550,000            2,776,316                8,264,507
                                                ==============       ==============           ==============
-------------------------------------------------------------------------------------------------------------


   The accompanying notes are an integral part of these financial statements.



                                                                                            US-SINO GATEWAY, INC.
                                                                                    (A DEVELOPMENT STAGE COMPANY)
                                                                              STATEMENTS OF SHAREHOLDER'S DEFICIT
                                               FOR THE PERIOD FROM JULY 27, 2001 (INCEPTION) TO DECEMBER 31, 2002

------------------------------------------------------------------------------------------------------------------
                                                                                            Deficit
                                                                                          Accumulated
                                COMMITTED COMMON STOCK              COMMON STOCK          during the
                                ----------------------              ------------          Development
                                SHARES             AMOUNT    SHARES             AMOUNT       Stage      Total
                                ------             ------    ------             ------
------------------------------------------------------------------------------------------------------------------
Balance, July 27, 2001
(inception)                               -        $     -             -       $     -       $      -      $    -
------------------------------------------------------------------------------------------------------------------
Common stock issued to
Founder/sole shareholder for cash                             10,550,000         1,500                     1,500
------------------------------------------------------------------------------------------------------------------
Contributed services                                                             14,400                    14,400
------------------------------------------------------------------------------------------------------------------
Net loss                                                                                      (16,700)    (16,700)
                                  ----------     ----------    ----------    ----------    ----------    ---------
------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------
Balance, December 31, 2001                 -              -    10,550,000        15,900       (16,700)       (800)
------------------------------------------------------------------------------------------------------------------
Common stock committed for
cash                               1,639,365        180,250                                                180,250
------------------------------------------------------------------------------------------------------------------
Contributed services                                                            179,000                    179,000
------------------------------------------------------------------------------------------------------------------

Net loss                                                                                     (473,504)   (473,504)
                                  ----------     ----------    ----------    ----------    ----------    ---------
------------------------------------------------------------------------------------------------------------------
Balance, December 31,
2002                               1,639,365      $ 180,250    10,550,000     $ 194,900    $ (490,204)  $(115,054)
                                 ===========      =========    ==========     =========    ===========   =========
------------------------------------------------------------------------------------------------------------------

   The accompanying notes are an integral part of these financial statements.


                                                                                            US-SINO GATEWAY, INC.
                                                                                    (A DEVELOPMENT STAGE COMPANY)
                                                                                         STATEMENTS OF CASH FLOWS
                                                                            FOR THE YEAR ENDED DECEMBER 31, 2002,
                                         FOR  THE PERIOD FROM JULY 27, 2001 (INCEPTION) TO DECEMBER 31, 2001, AND
                                               FOR THE PERIOD FROM JULY 27, 2001 (INCEPTION) TO DECEMBER 31, 2002
------------------------------------------- ------------------------ ------------------------ --------------------
                                                                      For the Period from      For the Period from
                                                                      July 27, 2001            July 27, 2001
                                             For the Year Ended       (Inception) to           (Inception) to
                                             December 31, 2002        December 31, 2001        December 31, 2002
                                             -----------------        -----------------        -----------------
------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING
               ACTIVITIES
------------------------------------------------------------------------------------------------------------------
     Net loss                                   $     (473,504)          $      (16,700)          $  (490,204)
------------------------------------------------------------------------------------------------------------------
     Adjustments to reconcile net loss
        to net cash used in operating
        activities
------------------------------------------------------------------------------------------------------------------
     Contributed services                               179,000                   14,400              193,400
------------------------------------------------------------------------------------------------------------------
     Increase in
        Accounts receivable                            (13,032)                        -              (13,032)
        Prepaid expenses                                  (659)                        -                 (659)
------------------------------------------------------------------------------------------------------------------
     Increase in
        Accounts payable and accrued
        expenses                                       163,445                      800               164,245
                                                    -----------             -------------          -----------
------------------------------------------------------------------------------------------------------------------
Net cash used in operating activities                 (144,750)                  (1,500)             (146,250)
                                                    -----------             -------------          -----------
------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES
------------------------------------------------------------------------------------------------------------------
     Investment in certificate of deposit              (3,840)                        -                (3,840)
                                                    -----------             -------------          -----------
------------------------------------------------------------------------------------------------------------------
Net cash used in investing activities                  (3,840)                        -                (3,840)
                                                    -----------             -------------          -----------
------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES
------------------------------------------------------------------------------------------------------------------
     Proceeds from sale of common
        or committed stock                            180,250                     1,500               181,750
                                                    -----------             -------------          -----------
------------------------------------------------------------------------------------------------------------------
Net cash provided by financing activities
                                                      180,250                     1,500               181,750
                                                    -----------             -------------          -----------
------------------------------------------------------------------------------------------------------------------



   The accompanying notes are an integral part of these financial statements.


                                                                                            US-SINO GATEWAY, INC.
                                                                                    (A DEVELOPMENT STAGE COMPANY)
                                                                                         STATEMENTS OF CASH FLOWS
                                                                            FOR THE YEAR ENDED DECEMBER 31, 2002,
                                         FOR  THE PERIOD FROM JULY 27, 2001 (INCEPTION) TO DECEMBER 31, 2001, AND
                                               FOR THE PERIOD FROM JULY 27, 2001 (INCEPTION) TO DECEMBER 31, 2002
------------------------------------------------------------------------------------------------------------------
                                                                     For the Period from      For the Period from
                                                                     July 27, 2001            July 27, 2001
                                            For the Year Ended       (Inception) to           (Inception) to
                                            December 31, 2002        December 31, 2001        December 31, 2002
                                            -----------------        -----------------        -----------------
------------------------------------------------------------------------------------------------------------------
Net increase in cash                              $       31,600             $          -        $       31,660
------------------------------------------------------------------------------------------------------------------
CASH, BEGINNING OF PERIOD                                      -                        -                     -

------------------------------------------------------------------------------------------------------------------
CASH, END OF PERIOD                               $       31,660             $          -         $      31,600
                                                  ==============             ============        ==============
------------------------------------------------------------------------------------------------------------------
SUPPLEMENTAL DISCLOSURES OF CASH
     FLOW INFORMATION
------------------------------------------------------------------------------------------------------------------
     INTEREST PAID                                  $          -             $          -         $          -
                                                  ==============             ============        ==============

------------------------------------------------------------------------------------------------------------------
     INCOME TAXES PAID                              $        800             $        800         $       1,600
                                                  ==============             ============        ==============

------------------------------------------------------------------------------------------------------------------



   The accompanying notes are an integral part of these financial statements.

                                                         US-SINO GATEWAY, INC.
                                                 (A DEVELOPMENT STAGE COMPANY)
                                                 NOTES TO FINANCIAL STATEMENTS
                                                             December 31, 2002

------------------------------------------------------------------------------


NOTE 1 - ORGANIZATION AND LINE OF BUSINESS

         General
         -------
         US-Sino Gateway, Inc. (the "Company") was incorporated on July 27, 2001 in the state of California. The Company is an international software outsourcer that provides project management by utilizing programmers in China. The Company's mission is to reduce its clients' software programming costs and improve project management by providing project management methodology to coordinate and control projects in the United States, utilizing labor intensive programming in China. The Company's target market is the United States' software industry in particular and to the broader technology sector in general.


NOTE 2 - GOING CONCERN

         These financial statements have been prepared on a going concern basis. However, during the year ended December 31, 2002, the Company incurred a net loss of $473,504 and had negative cash flows from operations of $144,750. The Company's ability to continue as a going concern is dependent upon its ability to generate profitable operations in the future and/or to obtain the necessary financing to meet its obligations and repay its liabilities arising from normal business operations when they come due. The outcome of these matters cannot be predicted with any certainty at this time. Since inception, the Company has satisfied its capital needs by issuing equity securities.

         Management plans to continue to provide for its capital needs during the year ended December 31, 2003 by the continued development of its products with minimal borrowings. In addition, the Company's capital requirements during the year ended December 31, 2003 are expected to be supplemented by issuing equity securities. These financial statements do not include any adjustments to the amounts and classification of assets and liabilities that may be necessary should the Company be unable to continue as a going concern.


NOTE 3 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         Development Stage Enterprise
         ----------------------------
         The Company is a development stage company as defined in Statement of Financial Accounting Standards ("SFAS") No. 7, "Accounting and Reporting by Development Stage Enterprises." The Company is devoting substantially all of its present efforts to establish a new business, and its planned principal operations have not yet commenced. All losses accumulated since inception have been considered as part of the Company's development stage activities.

                                                         US-SINO GATEWAY, INC.
                                                 (A DEVELOPMENT STAGE COMPANY)
                                                 NOTES TO FINANCIAL STATEMENTS
                                                             December 31, 2002

------------------------------------------------------------------------------



NOTE 3 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

         Revenue Recognition
         Once  the  Company  obtains  contracts  for  services  and Web  hosting
         arrangements,   the  Company  will  recognize   revenue  based  on  the
         following:

          o For fixed fee contracts, the Company will recognize revenue based on the percentage completed, calculated as either the number of direct labor hours in the project to date divided by the estimated total direct labor hours, or based upon the completion of specific task benchmarks. It is the Company's policy to record contract losses in their entirety in the period in which such losses can be estimated. Any revenues associated with pre-payments or pre-billings are deferred until the revenue is earned.

          o For non-fixed fee jobs, revenue is recognized as services are performed and adjusted to realizable value, if necessary.

          o The Company's accounting policy regarding vendor and post-contract support obligations is based on the terms of the customers' contracts, but are generally recognized ratably over the term of the support agreements. Any prepayments would be deferred until the support period was complete.

         Stock-Based Compensation
         ------------------------
         SFAS No. 123, "Accounting for Stock-Based Compensation," established and encourages the use of the fair value based method of accounting for stock-based compensation arrangements under which compensation costs are determined using the fair value of stock-based compensation determined as of the date of grant. It is recognized over the periods in which the related services are rendered. For stock-based compensation issued to non-employees, the Company uses the fair value method of accounting under the provision of SFAS No. 123.

         Fair Value of Financial Instruments
         -----------------------------------
         For certain of the Company's financial instruments, including cash, certificate of deposit, accounts receivable, prepaid expenses, and accounts payable and accrued expenses, the carrying amounts approximate fair value due to their short maturities.

         Research and Development
         ------------------------
         Research and Development costs are charged to operations as incurred.

         Stock Split
         -----------
         In January 2003, the Company effected a 105.5-for-one stock split of its common stock. All shares and per share data have been retroactively restated to reflect this stock split. In addition, the Company restated its Articles of Incorporation to authorize 10,000,000 shares of preferred stock and 50,000,000 shares of common stock.

                                                         US-SINO GATEWAY, INC.
                                                 (A DEVELOPMENT STAGE COMPANY)
                                                 NOTES TO FINANCIAL STATEMENTS
                                                             December 31, 2002

------------------------------------------------------------------------------



NOTE 3 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

         Income Taxes
         ------------
         The Company accounts for income taxes under the liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each period end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. The provision for income taxes represents the tax payable for the period and the change during the period in deferred tax assets and liabilities.

         Net Loss Per Share
         ------------------
         The Company reports loss per share in accordance with SFAS No. 128, "Earnings per Share." Basic loss per share is computed by dividing loss available to common shareholders by the weighted-average number of common shares available. Diluted loss per share is computed similar to basic loss per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive.

         Estimates
         ---------
         The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

         Major Customer
         --------------
         During the year ended December 31, 2002, the Company transacted all of its business with one customer. Revenue from this customer was 100% of the Company's total revenue for the year ended December 31, 2002. In addition, accounts receivable from this customer represented 100% of the Company's total accounts receivable as of December 31, 2002.

                                                         US-SINO GATEWAY, INC.
                                                 (A DEVELOPMENT STAGE COMPANY)
                                                 NOTES TO FINANCIAL STATEMENTS
                                                             December 31, 2002

------------------------------------------------------------------------------



NOTE 3 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

         Recently Issued Accounting Pronouncements
         -----------------------------------------
         In April 2002, the Financial Accounting Standards Board ("FASB") issued SFAS No. 145, "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections." SFAS No. 145 updates, clarifies, and simplifies existing accounting pronouncements. This statement rescinds SFAS No. 4, which required all gains and losses from extinguishment of debt to be aggregated and, if material, classified as an extraordinary item, net of related income tax effect. As a result, the criteria in Accounting Principles Board No. 30 will now be used to classify those gains and losses. SFAS No. 64 amended SFAS No. 4 and is no longer necessary as SFAS No. 4 has been rescinded. SFAS No. 44 has been rescinded as it is no longer necessary. SFAS No. 145 amends SFAS No. 13 to require that certain lease modifications that have economic effects similar to sale-leaseback transactions be accounted for in the same manner as sale-lease transactions. This statement also makes technical corrections to existing pronouncements. While those corrections are not substantive in nature, in some instances, they may change accounting practice. This statement is not applicable to the Company.

         In June 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities." This statement addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force ("EITF") Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)." This statement requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred. Under EITF Issue 94-3, a liability for an exit cost, as defined, was recognized at the date of an entity's commitment to an exit plan. The provisions of this statement are effective for exit or disposal activities that are initiated after December 31, 2002 with earlier application encouraged. This statement is not applicable to the Company.

         In October 2002, the FASB issued SFAS No. 147, "Acquisitions of Certain Financial Institutions." SFAS No. 147 removes the requirement in SFAS No. 72 and Interpretation 9 thereto, to recognize and amortize any excess of the fair value of liabilities assumed over the fair value of tangible and identifiable intangible assets acquired as an unidentifiable intangible asset. This statement requires that those transactions be accounted for in accordance with SFAS No. 141, "Business Combinations," and SFAS No. 142, "Goodwill and Other Intangible Assets." In addition, this statement amends SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," to include certain financial institution-related intangible assets. This statement is not applicable to the Company.

                                                         US-SINO GATEWAY, INC.
                                                 (A DEVELOPMENT STAGE COMPANY)
                                                 NOTES TO FINANCIAL STATEMENTS
                                                             December 31, 2002

------------------------------------------------------------------------------



NOTE 3 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

         Recently Issued Accounting Pronouncements (Continued)
         -----------------------------------------------------
         In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure," an amendment of SFAS No. 123. SFAS No. 148 provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS No. 148 amends the disclosure requirements of SFAS No. 123 to require more prominent and more frequent disclosures in financial statements about the effects of stock-based compensation. This statement is effective for financial statements for fiscal years ending after December 15, 2002. The Company has not yet determined the impact SFAS No. 148 will have on its financial statements.


NOTE 4 - CASH

         The Company deposits its cash with what it considers high-credit, quality financial institutions. At times, balances are in excess of the Federal Deposit Insurance Corporation insured limit. As of December 31, 2002, the Company did not have any uninsured cash.


NOTE 5 - COMMITMENTS AND CONTINGENCIES

         Employment Agreements
         ---------------------
         On December 1, 2002, the Company entered into an employment agreement with its founder/sole shareholder that expires on December 31, 2005 and renews for an additional three-year period unless otherwise canceled. The agreement provides for an annual salary of not less than $192,000 through June 30, 2003 and $270,000 through December 31, 2005 and provides for bonuses if certain performance targets are met. In addition, the agreement provides that the Company may terminate the agreement upon 30 days' written notice if termination is without cause. The Company's only obligation would be to pay its founder/sole shareholder the greater of a) 12 months salary or b) the remainder of the term of the employment agreement from the date of notice of termination or six months salary, whichever is greater.

         Litigation
         ----------
         The Company may become involved in certain legal proceedings and claims which arise in the normal course of business. Management does not believe that the outcome of any such matters will have a material effect on the Company's financial position or results of operations.

                                                         US-SINO GATEWAY, INC.
                                                 (A DEVELOPMENT STAGE COMPANY)
                                                 NOTES TO FINANCIAL STATEMENTS
                                                             December 31, 2002

------------------------------------------------------------------------------



NOTE 6 - SHAREHOLDER'S DEFICIT

         Common Stock
         ------------
         On November 21, 2001, the Company issued 10,550,000 shares of common stock to the Company's founder/sole shareholder in exchange for cash of $1,500.

         Contributed Services
         --------------------
         During the year ended December 31, 2002 and the period from July 27, 2001 (inception) to December 31, 2001, the Company received certain services from its founder/sole shareholder, which were valued at $179,000 and $14,400, respectively. Since the Company did not pay cash or issue equity securities for such services, the Company recorded the fair market value of the services performed as contributed services.

         Common Stock Committed for Cash
         -------------------------------
         On December 31, 2002, the Company committed to issue 1,639,365 shares of common stock in exchange for cash of $180,250.


NOTE 7 - INCOME TAXES

         Significant components of the provision for income taxes for the year ended December 31, 2002 and the period from July 27, 2001 (inception) to December 31, 2001 were as follows:

                                                                 2002               2001
                                                          ---------------    ----------------
                  Current
                      Federal                             $             -    $              -
                      State                                           800                 800
                                                          ---------------    ----------------

                                                                      800                 800
                                                          ---------------    ----------------

                  Deferred
                      Federal                                           -                   -
                      State                                             -                   -
                                                          ---------------    ----------------

                                                                        -                   -
                                                          ---------------    ----------------

                           Provision for income taxes     $           800    $            800
                                                          ===============    ================


                                                         US-SINO GATEWAY, INC.
                                                 (A DEVELOPMENT STAGE COMPANY)
                                                 NOTES TO FINANCIAL STATEMENTS
                                                             December 31, 2002

------------------------------------------------------------------------------



NOTE 7 - INCOME TAXES (Continued)

         A reconciliation of the expected income tax (benefit) computed using the federal statutory income tax rate to the Company's effective income tax rate is as follows for the year ended December 31, 2002 and the period from July 27, 2001 (inception) to December 31, 2001:

                                                                                      2002               2001
                                                                                ---------------    ----------------

                  Income tax computed at federal statutory tax rate                     34.0%               34.0%
                  Contributed services                                                 (12.6)              (32.2)
                  State taxes, net of federal benefit                                    3.6                (3.2)
                  Change in valuation allowance                                        (25.1)               (3.9)
                                                                                ------------       -------------

                      Total                                                             (0.1)%              (5.3)%
                                                                                ============       =============

         Significant components of the Company's deferred tax asset at December 31, 2002 consisted of the following:

                  Deferred tax asset
                      Net operating loss carryforward                                              $        119,378
                  Less valuation allowance                                                                  119,378
                                                                                                   ----------------

                           Net deferred tax asset                                                  $              -
                                                                                                   ================

         The deferred income tax benefit of the loss carryforward is the only significant deferred income tax asset of the Company and has been offset by a valuation allowance since management does not believe the recoverability of this deferred tax asset during the next fiscal year is more likely than not. Accordingly, a deferred income tax benefit for the year ended December 31, 2002 has not been recognized in these financial statements.


NOTE 8 - RELATED PARTY TRANSACTIONS

         During the year ended December 31, 2002, the Company incurred consulting fees from a venture capital firm in the amount of $76,002, which is included in accounts payable and accrued expenses in the accompanying balance sheet.

                                                         US-SINO GATEWAY, INC.
                                                 (A DEVELOPMENT STAGE COMPANY)
                                                 NOTES TO FINANCIAL STATEMENTS
                                                             December 31, 2002

------------------------------------------------------------------------------



NOTE 9 - SUBSEQUENT EVENTS

         Convertible Preferred Stock
         ---------------------------
         In January 2003, the Company restated its Articles of Incorporation to authorize 10,000,000 shares of preferred stock, of which 2,000,000 shares are designated as Series A. The Series A preferred shareholders will be entitled to vote on all matters and will be entitled to the number of votes equal to the total number of shares of common stock into which the shares of the Series A preferred stock are convertible at the record date.

         The preferred stock is convertible at the option of the holder at any time after the date of issuance into shares of common stock by dividing the original purchase price by the conversion price of $0.90. In addition, the preferred shareholders may be entitled to dividends when and as declared by the Board of Directors. In the event of any liquidation, dissolution, or winding up of the Company, the holders of the preferred stock will first be entitled to receive the original purchase price, plus all declared but unpaid dividends.

         In January 2003, the Company entered into a convertible Series A preferred stock purchase agreement with a venture capital firm, in which the Company agreed to sell 2,000,000 shares of Series A convertible preferred stock in exchange for $1,800,000. The purchase will be made in increments consisting of $100,000 for 111,112 shares of preferred stock each month for a period not to exceed 18 months.

         In January 2003, the Company completed the first closing of a private placement offering of convertible Series A preferred stock. In connection with the private placement, the Company sold 111,112 shares at $0.90 per share for total gross proceeds of $100,000.

         In February 2003, the Company completed the second closing of a private placement offering of convertible Series A preferred stock. In connection with the private placement, the Company sold 111,112 shares at $0.90 per share for total gross proceeds of $100,000.

         Common Stock
         ------------
         In January 2003, the Company entered into a stock purchase agreement with a venture capital firm, in which the Company agreed to sell 2,360,668 shares of common stock in exchange for cash of $259,750.

         In February 2003, the Company issued 1,639,365 shares of common stock out of committed stock to a venture capital firm.

                                                         US-SINO GATEWAY, INC.
                                                 (A DEVELOPMENT STAGE COMPANY)
                                                 NOTES TO FINANCIAL STATEMENTS
                                                             December 31, 2002

------------------------------------------------------------------------------



NOTE 9 - SUBSEQUENT EVENTS (Continued)

         Stock Option Plan
         -----------------
         The Company adopted the 2003 Stock Option Plan (the "Plan") during February 2003. The Plan provides for the granting of incentive stock options and non-statutory stock options. The incentive stock options may be granted to employees or any subsidiary of the Company. The non-statutory stock options may be granted to all employees, including officers, non-employee directors, consultants, or any subsidiary of the Company. The number of shares of common stock reserved for issuance under the Plan is 2,500,000, subject to adjustment in the event of a stock split, stock dividend, recapitalization, or similar change in the Company's capital structure.

         Incentive stock options must be granted prior to 10 years from the date the Plan was initially adopted by the Board of Directors. The option price for shares issued as incentive stock options must not be less than the fair market value of the Company's common stock at the date of grant, unless the option is granted to an individual who at the date of the grant owns more than 10% of the total combined voting power of all classes of the Company's stock (the "Principal Shareholder"). The option price granted to a Principal Shareholder must be at least 110% of the fair market value at the date the option was granted. Incentive stock options granted under the Plan must not be exercisable after 10 years from their grant dates. If an incentive stock option is granted to a Principal Shareholder, the exercise period is five years from the date of grant.

         The non-statutory stock option price will be determined at the sole discretion of the Board of Directors, but may not be less than 85% of the fair market value of the Company's common stock at the date of grant. The duration of the non-statutory stock options granted under the Plan will be determined by the Board of Directors.

         The Company has not issued any options under the Plan.

No person is authorized to give any information or to            _____________________________________________________________
make any representation other than those contained in
this prospectus, and if made such information or
representation must not be relied upon as having been
given or authorized.  This prospectus does not
constitute an offer to sell or a solicitation of an
offer to buy any securities other than the securities                                US-SINO GATEWAY, INC.
offered by this prospectus or an offer to sell or a
solicitation of an offer to buy the securities in any                        7,000,033 Shares of Common Stock
jurisdiction to any person to whom it is unlawful to
make such offer or solicitation in such jurisdiction.
                                                                Until ___________, 2003, all dealers that effect
The delivery of this prospectus shall not, under any            transactions in these securities, whether or not
circumstances, create any implication that there has            participating in this offering, may be required to deliver a
been no change in the affairs of US-SINO Gateway, Inc           prospectus.  This is in addition to the dealers' obligation
since the date of this prospectus.  However, in the             to deliver a prospectus when acting as underwriters and
event of a material change, this prospectus will be             with respect to their unsold allotments or subscriptions.
amended or supplemented accordingly.










_____________________________________________




                                                              __________________________________________________________
                                                                                          PROSPECTUS
                                                              __________________________________________________________









                                                                                  February ______, 2003


                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The only statute, charter provision, bylaw, contract, or other arrangement under which any controlling person, director or officer of the registrant is insured or indemnified in any manner against any liability which he may incur in his capacity as such, is as follows:

     a. Section 317 of the California General Corporation Law permits indemnification of a corporation's agents (which includes officers and directors) because he is a party (or he is threatened to be made a party) to any action or proceeding by reason of the fact that the person is or was an agent of the corporation or because he is a party (or he is threatened to be made a party) to any action or proceeding brought by or on behalf of a corporation. If the agent is successful on the merits in defense of any action or proceeding, the corporation must indemnify the agent against expenses actually and reasonably incurred by the agent in such defense.

     b. Article D of our Restated Articles of Incorporation provides that the liability of directors for monetary damages shall be eliminated to the fullest extent permissible under California law. Article E of our Restated Articles of incorporation and our bylaws allow us to provide indemnification of agents for breach of the agent's duty to us and to our shareholders, subject to the limits set forth in Section 204 of the California General Corporation Law. This provision does not eliminate or limit the liability of directors (i) for acts or omissions that involve intentional misconduct or a knowing and culpable violation of law, (ii) for acts or omissions that a director believes to be contrary to the best interests of the corporation or its shareholders or that involve the absence of good faith on the part of the director, (iii) for any transaction from which a director derived an improper personal benefit, (iv) for acts or omissions that show a reckless disregard for the director's duty to the corporation or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director's duties, of a risk of serious injury to the corporation or its shareholders, (v) for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the corporation or its shareholders, (vi) under Section 310 of the California General Corporation Law, or (vii) under Section 316 of the California General Corporation Law. This provision does not eliminate or limit the liability of a director for any act or omission occurring prior to the date when the provision became effective. This provision does not eliminate or limit the liability of an officer for any act or omission as an officer, notwithstanding that the officer is also a director or that his or her actions, if negligent or improper, have been ratified by the directors.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The estimated expenses of the offering, which are to be borne by Solana Capital Partners, Inc., are as follows:

                          SEC Filing Fee                      $     216.20
                          Printing Expenses*                  $   1,000.00
                          Blue Sky Fees and Expenses*         $   1,500.00
                          Registrar and Transfer Agent Fee*   $     350.00
                          Legal fees                          $  35,000.00
                          Accounting Fees*                    $  12,500.00
                          Miscellaneous*                      $     100.00
                          -------------------------------------------------

                          Total*                              $  50,666.20

*  Estimated

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

     On November 21, 2001 the Registrant's Board of Directors issued to Dr. William Ting, the Registrant's Chief Executive Officer and a director, 100,000 shares of the Registrant's common stock in exchange for $1,500. The securities were issued in reliance upon the exemption provided in Section 4(2) of the Securities Act. These shares were issued prior to the stock split that became effective on February 3, 2003. After giving effect to the stock split, Dr. Ting owned 10,550,000 shares of the Registrant's common stock.

     On December 31, 2002 the Registrant sold to Solana Capital Partners, Inc. 15,539 shares of its common stock in exchange for $180,250 paid to or for the benefit of the Registrant. The common stock was sold in reliance upon the exemption provided in Section 4(2) of the Securities Act. These shares were sold prior to the stock split that became effective on February 3, 2003. After giving effect to the stock split, the number of shares of common stock purchased by Solana Capital Partners, Inc. on December 31, 2002 increased to 1,639,364.

     On January 31, 2003 the Registrant sold to Solana Capital Partners, Inc. 22,376 shares of its common stock in exchange for $259,750 paid to or for the benefit of the Registrant. The common stock was sold in reliance upon the exemption provided in Section 4(2) of the Securities Act. These shares were sold prior to the stock split that became effective on February 3, 2003. After giving effect to the stock split, the number of shares of common stock purchased by Solana Capital Partners, Inc. on January 31, 2003 increased to 2,360,668.

     In January 2003 the Registrant agreed to the terms of the sale of Series A Preferred Stock. The Registrant documented this agreement by executing a Series A Preferred Stock Purchase Agreement as of February 14, 2003. Pursuant to this agreement, Solana Venture Group, L.P. agreed to purchase up to 2,000,000 shares of the Registrant's Series A Preferred Stock for a purchase price of $0.90 per share. To date, Solana Venture Group, L.P. has purchased 222,224 shares of Series A Preferred Stock. The Series A Preferred Stock will be issued in reliance upon the exemption provided in Section 4(2) of the Securities Act.

ITEM 27. EXHIBITS.

a. The following Exhibits are filed as part of this Registration Statement pursuant to Item 601 of Regulation S-B:


Exhibit No.     Title*
3.1             Articles of Incorporation, as restated.
3.2             Bylaws of US-Sino Gateway, Inc.
4.1             Certificate of Determination of the Rights, Preferences, Privileges
                and Restrictions of the Series A Preferred Stock of US-Sino Gateway, Inc.
4.2             Registration Rights Agreement dated as of December 31, 2002 by and between US-Sino Gateway, Inc. and Solana Capital Partners, Inc.
4.3             Registration Rights Agreement dated as of January 31, 2003 by and between US-Sino Gateway, Inc. and Solana Capital Partners, Inc.
5.0             Legal Opinion from Pollet, Richardson & Patel.
10.1            2003 US-Sino Gateway, Inc. Equity Incentive Plan.
10.2            Common Stock Purchase Agreement dated as of December 31, 2002 by and between US-Sino Gateway, Inc. and Solana Capital Partners, Inc.
10.3            Common Stock Purchase Agreement dated as of January 31, 2003 by and between US-Sino Gateway, Inc. and Solana Capital Partners, Inc.
10.4            Series A Preferred Stock Purchase Agreement dated as of February 14, 2003 by and between US-Sino Gateway, Inc. and Solana Venture Group, L.P.
10.5            Employment Agreement with William Ting.
23.0            Consent of Singer, Lewak, Greenbaum and Goldstein, LLP.
23.1            Consent of Pollet, Richardson & Patel (included in Exhibit 5.0).

------------------------------------
*    All exhibits are filed herewith

ITEM 28. UNDERTAKINGS.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel that the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         The undersigned Registrant hereby undertakes:

         1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement;

                  (iii) To include any additional or changed material information on the plan of distribution.

         2. That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         4. Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the 1933 Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has duly caused this Registration Statement on Form SB-2 to be signed on its behalf by the undersigned thereunto duly authorized, in the City of Brea, State of California on the ______ day of February 2003.

                                 US-Sino Gateway, Inc.,
                                 a California corporation


                                 By:      /S/ WILLIAM TING
                                          ----------------
                                 William Ting, Chief Executive Officer

         Pursuant to the requirements of the 1933 Securities Act, this Form SB-2 Registration Statement has been signed by the following persons in the capacities with US-Sino Gateway, Inc. and on the dates indicated.



Dated:  February _____, 2003
                                -------------------------------------------
                                   William Ting, Chief Executive Officer,
                                   President, Chief Financial Officer, Chairman of the Board of Directors


3.1         Articles of Incorporation, as restated.
3.2         Bylaws of US-Sino Gateway, Inc.
4.1         Certificate of Determination of the Rights, Preferences, Privileges
            and Restrictions of the Series A Preferred Stock of US-Sino Gateway, Inc.
4.2         Registration Rights Agreement dated as of December 31, 2002 by and between US-Sino Gateway, Inc. and Solana Capital Partners, Inc.
4.3         Registration Rights Agreement dated as of January 31, 2003 by and between US-Sino Gateway, Inc. and Solana Capital Partners, Inc.
5.0         Legal Opinion from Pollet, Richardson & Patel.
10.1        2003 US-Sino Gateway, Inc. Equity Incentive Plan.
10.2        Common Stock Purchase Agreement dated as of December 31, 2002 by and between US-Sino Gateway, Inc. and
            Solana Capital Partners, Inc.
10.3        Common Stock Purchase Agreement dated as of January 31, 2003 by and between US-Sino Gateway, Inc. and Solana Capital Partners, Inc.
10.4        Series A Preferred Stock Purchase Agreement dated as of February 14, 2003 by and between US-Sino Gateway, Inc. and Solana Venture Group, L.P.
10.5        Employment Agreement with William Ting.
23.0        Consent of Singer, Lewak, Greenbaum and Goldstein, LLP.
23.1        Consent of Pollet, Richardson & Patel (included in Exhibit 5.0).